                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

                 Information Statement Pursuant To Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]  Preliminary information statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

[x]  Definitive information statement

                           EaglePicher Holdings, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount in which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                                TABLE OF CONTENTS

General Information.....................................................................................    1

Directors and Executive Officers........................................................................    1

    Directors...........................................................................................    1

    Compensation Committee..............................................................................    2

    Audit Committee.....................................................................................    2

    Executive Officers..................................................................................    2

Executive Compensation..................................................................................    3

    Summary of Cash and Certain Other Compensation......................................................    3

    Long-Term Incentive Plan Awards.....................................................................    4

    Retirement Benefits.................................................................................    4

    Employment Agreement................................................................................    6

Compensation of Directors...............................................................................    7

Voting Securities.......................................................................................    8

    Security Ownership of Certain Beneficial Owners.....................................................    8

Certain Relationships and Related Party Transactions....................................................    9

Independent Public Accountants..........................................................................    9

Report of the Compensation Committee....................................................................   11

Report of the Audit Committee...........................................................................   12

GENERAL INFORMATION

         This Information Statement is being furnished in connection with the 2004 Annual Meeting of Shareholders of EaglePicher Holdings, Inc. which will be held by written consent on or about April 19, 2004. The only matters acted upon at the Annual Meeting of Shareholders will be the election of directors and the approval of Deloitte & Touche LLP as our independent auditors for 2004.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         This Information Statement will be provided to common stockholders on or about March 29, 2004.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

         Our Board of Directors consists of the following seven persons, all of whom will be nominated for election as directors at the Annual Meeting of
Shareholders:

         Mr. Lloyd E. Cotsen, 75, has been a Director since December 2002. Mr. Cotsen is currently President of Cotsen Management Corporation. Prior to his retirement in 1995, Mr. Cotsen was Chairman of the Board and Chief Executive Officer of Neutrogena Corporation.

         Dr. Pierre J. Everaert, 63, has been a Director since December 2002. Dr. Everaert is currently Chairman of Interbrew SA, and previously has been Vice Chairman and Executive Vice President of Philips Electronics NV. Dr. Everaert also serves on the Boards of Interbrew SA, Banque Paribas PAI group and Baltic Investment BV. Dr. Everaert was formerly professor of corporate governance at The Vleerick School of Management of the University of Gent-Leuren in Belgium from 1995 to 2001.

         Mr. Bert Iedema, 43, has been a Director since September 2001. He also served as Senior Vice President and Chief Financial Officer of the Company in an interim capacity from October 2001 until February 2002. Mr. Iedema has been Executive Vice President and Chief Financial Officer of Granaria Holdings B.V. since September 2000 and Managing Director and Chief Financial Officer from May 2003. Mr. Iedema had previously been employed as the Chief Financial Officer of SSM Coal B.V. in The Netherlands from 1996 until August 2000. Mr. Iedema also serves on the Boards of Landinvest N.V. and Revival, Recovery Investment Advisors B.V. Mr. Iedema is also a certified public accountant in The Netherlands.

         Mr. John H. Weber, 47, has been our President and Chief Executive Officer and a Director since July 2001. Prior to joining us, he served as President of the Industrial Controls and Friction Materials Group of Honeywell International July 2000 until July 2001, and as President of the Friction Materials Group from March 1999 until July 2000. Mr. Weber's previous business experience included serving as President of KN Energy Inc. from 1997 to 1998, and as President of Vickers Inc. from 1994 to 1997, as well as experience with General Electric, Baxter Healthcare and McKinsey and Co.

         Dr. Wendelin Wiedeking, 51, was elected a Director in January 1999. He has been the Chairman of the Board of Porsche AG since 1993 where he is also President and Chief Executive Officer.

         Dr. Joel P. Wyler, 54, has been a Director and Chairman of the Board since we were formed in December 1997. Mr. Wyler has been a director and Chairman of Granaria Holdings B.V. since 1982. In the 1980's Dr. Wyler transformed Granaria from a grain trading company into is current position as a multinational investment and manufacturing company. Dr. Wyler currently serves as a director for a number of companies, and received a royal decoration from Her Majesty the Queen of the Netherlands, as Officer in the Order of Orange Nassau in 2000, and an honorary doctorate from the University of Cincinnati on June 7, 2002. Prior to joining Granaria in 1976, Dr. Wyler held leadership positions in a Swiss international trading company and a hotel investment company.

         Mr. Daniel C. Wyler, 52, has been a Director of the Company since January 1999. Mr. Wyler previously has been a director and Chief Executive Officer of Granaria Holdings B.V. When Granaria sold the international commodity trading activities in 1980, Mr. Wyler left to head this activity for the buyers. From his return in 1988,

Mr. Wyler has concentrated in expanding Granaria in new activities such as food processing. Mr. Wyler has held directorships in Dutch and international companies in a wide variety of businesses involved in leisure, food processing, asset management and trading.

         Dr. Joel P. Wyler and Mr. Daniel C. Wyler are brothers.

Compensation Committee

         During fiscal year 2003 our Compensation Committee consisted of Dr. Joel Wyler and Messrs. Daniel Wyler, Iedema and Cotsen. Dr. Wyler is the chairman of the Compensation Committee. The Compensation Committee approves compensation to directors, officers and certain other employees, approves annual targets and payments under our annual incentive compensation program for officers and employees, approves awards of units and payments under our long term bonus program for officers and employees, and approves benefit plans and programs for officers and employees including, but not limited to, pension benefit plans. The Compensation Committee met once during fiscal year 2003. The Compensation Committee's report for our fiscal year 2003 is included at the end of this Information Statement.

Audit Committee

         During fiscal year 2003 our Audit Committee consisted of Mr. Iedema, Dr. Everaert and Mr. Cotsen. Mr. Everaert is the Chairman of the Audit Committee. The Audit Committee recommends the selection of an outside auditor, discusses the scope of the audit proposed by the outside auditor and discusses our financial statements with management and outside auditors. This discussion typically includes a review of critical accounting policies, the status of significant accounting estimates and judgments, any proposed audit adjustments and any internal control recommendations. The Audit Committee met five times during fiscal year 2003 and has met twice subsequent to the end of fiscal year 2003. The Audit Committee's report on our fiscal year 2003 financial statements is included at the end of this Information Statement. Because we do not have a class of securities listed on a national securities exchange or national securities association, Section 301 of the Sarbanes-Oxley Act regarding public company audit committees does not apply to us. However, for informational purposes, Messrs. Cotsen and Everaert would qualify as "independent" under
Section 301 of Sarbanes-Oxley and the SEC's Rule "Standards Relating to Listed Company Audit Committees." The board has determined that Mr. Iedema is a "financial expert." Mr. Iedema is not "independent" within the meaning of the SEC's rules due to his tenure as our acting Chief Financial Officer in 2001.

Executive Officers

         In addition to Mr. Weber, the following persons are executive officers:

         Robert S. Baxter (Age 52) - Vice President and Chief Information Officer. Mr. Baxter has been Vice President and Chief Information Officer since March 24, 2003. Prior to joining us, Mr. Baxter held a variety of positions at Honeywell International, including Automation and Controls Solutions IT integration leader, VP and CIO - Industrial Controls, Vice President - Customer Logistics and Vice President - Services.

         David G. Krall (Age 42) - Senior Vice President, General Counsel and Secretary. Mr. Krall has been Senior Vice President, General Counsel and Secretary since November 2000. He had been Vice President, General Counsel and Secretary since he joined us in June 1998. Prior to that time, he had been with Taft, Stettinius & Hollister LLP, a legal firm based in Cincinnati, Ohio since 1986 and had been a partner there since 1995.

         Gerald Mills (Age 52) - Senior Vice President of Human Resources. Mr. Mills has been Senior Vice President of Human Resources since April 2002. Prior to joining us, he spent 27 years at Owens Corning Corporation, where he was most recently Vice President, Human Resources of the Composite Systems Business from 1995-2002.

         Thomas R. Pilholski (Age 48) - Senior Vice President and Chief Financial Officer. Mr. Pilholski has been Senior Vice President and Chief Financial Officer since February 2002. Prior to joining us, he was employed by Honeywell Corporation (formerly Allied Signal Inc.) as a General Auditor from June 1998 until August 2001, and as Vice President - Chief Financial Officer for Honeywell Consumer Products Group from August 2001 until January 2002. Mr. Pilholski had previously been employed as Senior Vice President and Chief Financial Officer of Inamed

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

Corporation from November 1997 until March 1998, and as Vice President and Chief Financial Officer of the Zimmer Orthopedic Implant Division of Zimmer, Inc., a subsidiary of Bristol-Myers Squibb Co. Mr. Pilholski is also a certified public accountant.

         Tom B. Scherpenberg (Age 44) - Vice President and Treasurer. Mr. Scherpenberg has been Vice President and Treasurer since November 2000. Prior to that time, he had been with Provident Financial Group as Vice President of Credit Administration from February 2000 until November 2000, and as Vice President of Commercial Lending from September 1993 until May 1999. Mr. Scherpenberg also had been Chief Financial Officer of AEI Resources, a large coal producer, from May 1999 until November 1999. Mr. Scherpenberg is also a certified public accountant.

         John F. Sullivan (Age 61) - Vice President of Strategic Business Development. Mr. Sullivan has been our Vice President of Strategic Business Development since December 2003. From October 2001 until December 2003, he served as our Vice President and Controller. He had been Vice President - Chief Financial Officer for Honeywell Incorporated's Friction Materials division from 1999 until May 2001. Mr. Sullivan had previously been employed as Vice President
- Operations Controller for KN Energy, Inc. from 1998 until 1999, and Vice President-Global Business Development and Control and Industrial Group Controller for Vickers, Incorporated during the period from 1994 until 1998.

         Brian Swartz (Age 31) - Vice President and Controller. Mr. Swartz has been Vice President and Controller since December 2003. From August 2002 until his appointment as Vice President and Controller, Mr. Swartz was our Director of Corporate Financial Operations. Mr. Swartz was previously employed by Arthur Andersen LLP, with his latest position as an experienced manager, from May 1994 until July 2002. He graduated magna cum laude from the University of Arizona and was a member of the Warren Berger Entrepreneurship Program. Mr. Swartz is also a certified public accountant.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following Summary Compensation Table sets forth the compensation for the fiscal years indicated of our Chief Executive Officer and our four other highest compensated executive officers during fiscal year 2003 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                          FISCAL YEAR    ----------------------------------------------
                                             ENDED                                       ALL OTHER
     NAME AND PRINCIPAL POSITION         (NOVEMBER 30)   SALARY ($)   BONUS ($)      COMPENSATION($)(1)
--------------------------------------   -------------   ----------   ----------     ------------------
John H. Weber (2)                            2003           647,917      625,000                 99,511
President and Chief Executive Officer        2002           600,000      600,000                  6,100
                                             2001           225,000         --                    4,182

Thomas R. Pilholski (3)                      2003           275,000      145,067(4)              34,453
    Senior Vice President and Chief          2002           231,875      143,250                    500
    Financial Officer                        2001                --           --                     --

David G. Krall                               2003           243,900      120,000                 30,522
    Senior Vice President, General           2002           240,000      137,450                  6,100
    Counsel and Secretary                    2001           221,666      115,000                  5,490

Gerald Mills (5)                             2003           220,969      148,000                 32,650
    Senior Vice President of Human           2002           134,256      136,900                    350
    Resources                                2001                --           --                     --

John F. Sullivan (6)                         2003           219,031       95,000                 15,395
   Vice President - Strategic Business       2002           215,000       75,850                    600
   Development                               2001            31,009       30,000                    100

                                                   (See notes on following page)

     (1)  For Fiscal 2003 this column includes the following amounts:

                         COMPANY MATCH        COMPANY MATCH
                        CONTRIBUTIONS TO     CONTRIBUTIONS TO
                            QUALFIED           NON-QUALFIED
                          EAGLEPICHER          EAGLEPICHER      VALUE OF PAID      SUPPLEMENTAL
       NAME OF        SALARIED 401(K) PLAN   SALARIED 401(K)    LIFE INSURANCE   EXECUTIVE PENSION
 EXECUTIVE OFFICER            ($)                PLAN ($)        PREMIUMS ($)      CONTRIBUTIONS     OTHER ($)
-------------------   --------------------   ----------------   --------------   -----------------   ---------
John H. Weber                 6,000               13,625             600              62,500          16,786
Thomas R. Pilholski              --                8,250             600              20,915           4,688
David G. Krall                6,000                1,344             600              19,115           3,463
Gerald Mills                  6,000                   --             600              14,887          11,163
John F. Sullivan              6,000                   --             600                  --           8,795

     (2) Mr. Weber was named President and Chief Executive Officer effective July 12, 2001.

     (3) Mr. Pilholski was named Senior Vice President and Chief Financial Officer effective February 18, 2002.

     (4) Includes $10,067 of a $100,000 bonus awarded in connection with the refinancing of certain of our debt in 2003 that will be paid in installments over the next 5 years.

     (5) Mr. Mills was named Senior Vice President of Human Resources effective April 22, 2002.

     (6)  Mr. Sullivan was named Vice President effective October 2001.

Long-Term Incentive Plan Awards

         In June 2002 we adopted a "Long-Term Bonus Program" effective December 1, 2001. This program provides for the grant of units to certain members of management. Individuals are rewarded based on the growth of a unit's value over time. The unit value is determined based on a multiple (6.54x) of our earnings before interest, taxes, depreciation and amortization (EBITDA) less net debt and preferred stock, all as defined and as adjusted for certain items as provided in the terms of the program. On December 1, 2002, 469,800 units were granted to participants in the Bonus Program. The units vest ratably over three years and can be redeemed by the individuals after the vesting period and up to five years, which is when the units expire. No award payments can be made until the earlier of a) September 2004, or b) Dakruiter S.A., a company controlled by Granaria Holdings B.V., our controlling common shareholder, sells all shares of our preferred stock owned by it. Additionally, the potential annual payment of any vested units is limited to certain conditions to prevent any undue financial stress. The following Long-Term Incentive Plan Awards Table sets forth the units granted to each of the Named Executive Officers above during the fiscal year ended November 30, 2003:

                      LONG-TERM INCENTIVE PLAN AWARDS TABLE

                                                             ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                         PERFORMANCE OR                  PRICE-BASED PLANS
                                       OTHER PERIOD UNTIL    ----------------------------------------
                             NUMBER      MATURATION OR        THRESHOLD                     MAXIMUM
NAME OF EXECUTIVE OFFICER   OF UNITS         PAYOUT           ($ OR #)     TARGET ($)(1)    ($ OR #)
-------------------------   --------   ------------------     ---------    -------------    -------
John H. Weber                150,000         5 years             N/A         3,459,000        N/A
David G. Krall                27,950         5 years             N/A           644,527        N/A
Thomas R. Pilholski           34,175         5 years             N/A           788,076        N/A
Gerald Mills                  22,200         5 years             N/A           511,932        N/A
John F. Sullivan              10,025         5 years             N/A           231,177        N/A

(1) Target value represents the projected payout assuming we achieve a 10% year over year EBITDA (as defined in the plan) growth rate and meet our projected net debt (as defined in the plan) targets.

         We have adopted a program to pay a bonus to certain executive officers if and when either (a) 90% of the 11 -3/4% Cumulative Redeemable Exchangeable Preferred Stock issued by our Parent is redeemed for cash or (b) 90% of the preferred stock (or any other security for which the preferred stock is exchanged) is sold for cash, in either case at a price equal to at least 75% of its liquidation preference, by the persons who owned it on October 15, 2003. As of October 15, 2003, Granaria Holdings, Inc., our parent's controlling common shareholder, controlled 78% of the preferred stock. The following table sets forth the amount of the bonuses:

NAME OF EXECUTIVE OFFICER     BONUS
-------------------------   ---------
John H. Weber               $ 400,000
Thomas R. Pilholski         $ 150,000
Gerald T. Mills             $ 150,000
John F. Sullivan            $ 100,000
David G. Krall              $  50,000

Retirement Benefits

The following tables show the estimated total combined annual benefits payable to the Named Executive Officers upon retirement at age 65 under the EaglePicher Salaried Plan ("Salaried Plan") and nonqualified EaglePicher Pension Restoration Plan ("Restoration Plan"), computed on the basis of a straight-life annuity. Amounts payable to any executive officer may be calculated by adding the benefits payable under the Salaried Plan to those payable under the Restoration Plan. For example, assume an executive officer who after 15 years of service has a final average pay of $500,000. Benefits payable to that executive officer would equal $56,189 from the Salaried Plan added to $96,744 payable under the Restoration Plan for a total of $152,933. Final average pay under the Salaried Plan is shown only at $200,000 because, as described below, federal law limits the maximum compensation that can be taken into account under qualified plans to $200,000. All the Named Executive Officers have total compensation in excess of $200,000.

                               SALARIED PLAN TABLE

                                        YEARS OF SERVICE
FINAL AVERAGE   ---------------------------------------------------------------
     PAY           10         15         20         25         30        35+
-------------   --------   --------   --------   --------   --------   --------
   200,000      $ 37,459   $ 56,189   $ 74,918   $ 80,295   $ 89,674   $ 89,674

                             RESTORATION PLAN TABLE

                                        YEARS OF SERVICE
FINAL AVERAGE   ---------------------------------------------------------------
     PAY           10         15         20         25         30        35+
-------------   --------   --------   --------   --------   --------   --------
    250,000     $ 10,753   $ 16,129   $ 21,505   $ 22,849   $ 25,000   $ 25,000
    300,000       21,505     32,258     43,011     45,699     50,000     50,000
    350,000       32,258     48,387     64,516     68,548     75,000     75,000
    400,000       43,011     64,516     86,022     91,398    100,000    100,000
    450,000       53,763     80,645    107,527    114,247    125,000    125,000
    500,000       64,516     96,774    129,032    137,097    150,000    150,000
    550,000       75,269    112,903    150,538    159,946    175,000    175,000
    600,000       86,022    129,032    172,043    182,796    200,000    200,000
    650,000       96,774    145,161    193,548    205,645    225,000    225,000
    700,000      107,527    161,290    215,054    228,495    250,000    250,000
    750,000      118,280    177,419    236,559    251,344    275,000    275,000
    800,000      129,032    193,548    258,065    274,194    300,000    300,000
    850,000      139,785    209,677    279,570    297,043    325,000    325,000
    900,000      150,538    225,806    301,075    319,892    350,000    350,000
    950,000      161,290    241,935    322,581    342,742    375,000    375,000
  1,000,000      172,043    258,065    344,086    365,591    400,000    400,000
  1,050,000      182,796    274,194    365,591    388,441    425,000    425,000
  1,100,000      193,548    290,323    387,097    411,290    450,000    450,000

                             RESTORATION PLAN TABLE

                                        YEARS OF SERVICE
FINAL AVERAGE   ---------------------------------------------------------------
     PAY           10         15         20         25         30        35+
-------------   --------   --------   --------   --------   --------   --------

  1,150,000      204,301    306,452    408,602    434,140    475,000    475,000
  1,200,000      215,054    322,581    430,108    456,989    500,000    500,000
  1,250,000      225,806    338,710    451,613    479,839    525,000    525,000
  1,300,000      236,559    354,839    473,118    502,688    550,000    550,000
  1,350,000      247,312    370,968    494,624    525,538    575,000    575,000
  1,400,000      258,065    387,097    516,129    548,387    600,000    600,000
  1,450,000      268,817    403,226    537,634    571,237    625,000    625,000
  1,500,000      279,570    419,355    559,140    594,086    650,000    650,000

         The Salaried Plan is a non-contributory defined benefit pension plan in which the Named Executive Officers are participants. The Salaried Plan provides benefits after retirement based on the highest average monthly compensation during five consecutive years of the last ten years preceding retirement. In 2003, federal law limited the maximum amount of annual compensation that can be taken into account under the Salaried Plan to $200,000. A percentage, based on years of service, of an employee's expected Social Security benefit is used as an offset in the formula. For 2003 retirements, the Social Security benefit is $20,652. The Restoration Plan is a non-contributory nonqualified defined benefit pension plan which provides benefits after retirement based on the highest average monthly compensation during five consecutive years of the last ten years preceding retirement in excess of the federal limit. For purposes of the Salaried Plan and the Restoration Plan, compensation includes base salary and annual incentive payments. These payments are reported in the Summary Compensation Table.

         In December 2002, our board of directors authorized us to change from final average pay plans, as described above, to a cash-balance pension plan and pension restoration plan effective January 1, 2004. All benefits earned through December 31, 2003 under the Salaried Plan and the Restoration Plan will be unchanged.

         The estimated credited years of service for the Named Executive Officers at age 65 will be:

NAME OF EXECUTIVE OFFICER   ESTIMATED YEARS OF CREDITED SERVICE
-------------------------   -----------------------------------
John H. Weber                               20
David G. Krall                              28
Thomas R. Pilholski                         18
Gerald Mills                                14
John F. Sullivan                             5

Employment Agreement

         Mr. Weber has an Employment Agreement with the Company's wholly-owned subsidiary Eagle-Picher Industries, Inc. ("EPI"), which became effective on July 15, 2001, pursuant to which he has served as President and Chief Executive Officer of EPI since July 12, 2001. Under the agreement, Mr. Weber initially received a base salary of $600,000 per year (which commenced July 15, 2001) and is entitled to an annual incentive bonus based on the achievement of agreed-upon objectives for the year. The agreement also entitles Mr. Weber to:

         (a) participate in all EPI pension, health, welfare and other benefit plans in effect for executives;

         (b) miscellaneous perquisites, including the use of an automobile (and a tax gross-up for related payments made by EPI), payment of club dues;

         (c) a cash bonus if certain preferred stock of EPI currently held by an affiliated entity (Dakruiter SA) is refinanced by a transfer to EPI or a third party for cash or other liquid assets, with the amount of the bonus being a percentage of the Dakruiter SA's profit (as defined) from the transaction but not less than $2.5 million if the refinancing is completed at 100% of the face value of the shares; and

         (d)   participate in the Long-Term Bonus Program.

         Mr. Weber's employment is terminable by EPI for "cause," by him for "good reason" (each as defined in the agreement), and by either party without cause or good reason on 90 days' written notice. If the Company terminates Mr. Weber's employment without cause, or he terminates his employment for good reason, Mr. Weber will be entitled to severance pay equal to 18 months of his then-current base salary, to 150% of his annual bonus for the preceding year and to a pro-rata portion of the prior year's annual bonus for the portion of the year in which employment terminates, as well as to continuation of his benefits and perquisites for the 18-month severance period. In addition, Mr. Weber will be entitled to a preferred stock financing bonus if a refinancing is completed during the severance period and to specified continuing rights to his long-term cash bonuses.

         Mr. Weber agreed to amend his employment agreement to delete the long term cash bonus provisions in exchange for participation in the long term bonus program described above. However, there is an understanding that Mr. Weber will receive five annual grants of 150,000 units per year under the Long Term Bonus Program. He has received two such grants to date.

Severance Plan

         EPI has adopted a severance plan for executive officers (the "Severance Plan"). Under the terms of the Severance Plan, if a participant is terminated other than for cause, he is entitled to:

         (a) salary continuation (at the then-current base salary) for a period of one year plus one week for each completed year of service, and

         (b) continued group medical and group life insurance benefits for the same period as set forth in (a).

         Benefits will not be paid if a participant voluntarily leaves the employ of EPI or remains employed by EPI following a change of control. Continued insurance benefits will be discontinued if comparable benefits are offered by a new employer.

COMPENSATION OF DIRECTORS

         Directors who are not employees receive an annual retainer of $50,000, payable quarterly, with no additional fees for attendance or committee membership, except for Dr. Wendelin Wiedeking who was issued 2,500 shares of Common Stock in the Company in 1999 in lieu of the retainer, and except for Mr. Iedema, who was appointed without a retainer. Directors who are also employees receive no fees for their services as Directors.

         We have an Incentive Stock Plan for Outside Directors. Under the Plan, non-employee directors who also are directors of EPI may be awarded shares of our Class A Common Stock in lieu of directors' fees. The right to receive the shares is conditioned on the participant's execution of a shareholders' agreement which, among other things, governs the transferability of the shares, and a voting trust agreement under which the shares are held of record and voted by Granaria Holdings B.V. In connection with his becoming a director, Dr. Wendelin Wiedeking was awarded 2,500 shares as of April 12, 1999. All or a portion of the shares will be forfeited, in accordance with a declining scale of 20% per year, if Dr. Wiedeking leaves either Board prior to April 12, 2004. The forfeiture provisions terminate in the event of Dr. Wiedeking's death or incapacity or if a change of control occurs or an initial public offering is made. If Dr. Wiedeking is involuntarily removed from the Boards, other than for cause, EPI will reimburse him for his tax liability relating to any forfeited shares.

         Joel P. Wyler and Daniel C. Wyler, as named Directors of us and EPI, provide services on behalf of Granaria Holdings B.V. All directors' fees due as a result of their services as named Directors are paid to Granaria Holdings B.V.

VOTING SECURITIES

         The only class of securities of the Company entitled to act by written consent is the Company's common stock. As of March 15, 2004, the record date for determining holders of common stock entitled to act by written consent, 1,000,000 shares were outstanding and are entitled to one vote per share.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2004, by each person known to us to beneficially own 5% or more of our outstanding shares of common stock, currently our only voting security and of our directors and executive officers.

                                                  SHARES BENEFICIALLY OWNED
                                           ----------------------------------------
 NAME AND ADDRESS OF BENEFICIAL OWNER      NUMBER OF SHARES    PERCENTAGE OF SHARES
---------------------------------------    ----------------    --------------------
Granaria Holdings B.V. (1),(2),(3), (4)        625,001                62.5%

Joel P. Wyler (1),(2),(3), (4)                 625,001                62.5%

Daniel C. Wyler (1),(2),(3), (4)               625,001                62.5%

ABN AMRO Participaties B.V. (5)                374,999                37.5%
P.O. Box 283 AA4140
Amsterdam 1000 EA
The Netherlands

Harbourgate B.V. (1), (6)                      101,000                10.1%

Dr. Wendelin Wiedeking (7)                       2,500                   *

John H. Weber (7)                                2,000                   *

Bert Iedema (7)                                  6,000                   *

Thomas R. Pilholski (7)                          1,000                   *

All Directors and Executive Officers           625,001                62.5%

* Less than one percent

(1) Granaria Holdings B.V. is owned indirectly 50.1% by Joel P. Wyler and 49.9% by Daniel C. Wyler. The address for all of such shareholders is Lange Voorhout 16, P.O. Box 233, 2501 CE The Hague, The Netherlands.

(2) Includes 424,001 shares held by Granaria Industries B.V., which is majority owned by Granaria Holdings B.V. and 101,000 shares held by Harbourgate B.V., which is controlled by Granaria Holdings B.V.

(3) Includes 16,500 shares held by Granaria Holdings B.V. as voting trustee either for certain members of management or for the Company.

(4) Includes 11,000 shares held by Dakruiter SA, a Luxembourg corporation, of which Granaria Holdings has the right to direct voting.

(5) Includes 284,999 shares held by Lange Voorhout Investments B.V., a subsidiary of ABN AMRO Participaties N.V., and 90,000 shares held by Dakruiter SA, a Luxembourg corporation, for which ABN AMRO Participaties N.V., has the right to direct voting.

(6)  Harbourgate B.V. is controlled by Granaria Holdings B.V.

(7) The address for all of such shareholders is c/o EaglePicher Incorporated, 3402 E. University Dr., Phoenix, Arizona 85034.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         We have an advisory and consulting agreement with Granaria Holdings B.V., our controlling common shareholder, pursuant to which we pay Granaria Holdings B.V. an annual management fee of $1.8 million. The agreement terminates on the earlier of February 24, 2008 or the end of the fiscal year in which Granaria Holdings, B.V. and its affiliates, in the aggregate, beneficially owns less than 10% of our outstanding common stock. Fees and expenses relating to these services amounted to $2.1 million in 2001, $2.2 million in 2002 and $2.0 million in 2003.

         During 2002, we paid $0.8 million which is included in Other Assets, in our balance sheets to a start-up technology manufacturing company for the exclusive right to manufacture the start-up company's battery technology. During the third quarter of 2003, we converted this exclusive right to manufacture into a 6.0% interest in such start-up company. In addition, an entity affiliated with Granaria Holdings, B.V., our controlling common shareholder, invested $1,975,000 (including $75,000 from Mr. Bert Iedema, one of our directors) for a 14.8125% interest, and Thomas R. Pilholski, our Senior Vice President and Chief Financial Officer invested $200,000 for a 1.5% interest. In addition, John H. Weber, our President and Chief Executive Officer, invested $20,000 and David G. Krall, our Senior Vice President and General Counsel, invested $5,000. Mr. Weber and Mr. Krall received less than 1% interest for their investments. In September 2003, we paid an additional $426,667 to this start-up technology manufacturing company for an incremental 2.7560% interest (our total interest in this entity is 8.7560%). Granaria Holdings B.V. through an affiliate invested an additional $1,053,333 for an incremental 6.8038% interest (including $36,744 from Mr. Iedema), and Mr. Pilholski invested an additional $106,667 for an incremental 0.6890% interest. Mr. Weber invested an additional $10,667 and Mr. Krall invested an additional $2,667. Mr. Weber and Mr. Krall continue to own less than 1%. We, the affiliates of Granaria Holdings B.V., and Messrs. Weber, Pilholski and Krall will also receive a priority distribution of 60% of the any cash distributed until they have received three times their total investment. In addition, Noel Longuemare, a director of our wholly-owned subsidiary, EaglePicher Technologies, LLC, holds a 4.2687% interest in this start-up company.

         Granaria Holdings, B.V., our controlling common shareholder, controls approximately 78% of our outstanding 11.75% Cumulative Redeemable Exchangeable Preferred Stock.

         On August 31, 2003, Bert Iedema, one of our directors and an executive officer of Granaria Holdings, B.V., our controlling common shareholder, purchased 5,000 shares of our common stock from one of our former officers.

         Certain of our directors and current and former officers have entered into a voting trust agreement with Granaria Holdings, B.V., our controlling common shareholder, pursuant to which Granaria Holdings B.V. is the voting trustee and holder of record of the shares of our common stock that are beneficially owned by these directors and officers. These directors and officers also have executed a shareholders agreement, which, among other things, contains transfer restrictions regarding the directors' and officers' ability to transfer their beneficial interests in our common stock.

         During 2003, we sold to our controlling common shareholder, Granaria Holdings B.V., Bert Iedema, one of our directors and an executive officer of Granaria Holdings B.V., and two of our executive officers the 69,500 shares of common stock held in our Treasury for $13.00 per share, or $0.9 million. In connection with this stock issuance, we reclassified the balance in our Treasury, or $7.2 million, to Additional Paid in Capital in our accompanying balance sheets.

INDEPENDENT PUBLIC ACCOUNTANTS

         The following table gives certain fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the "Deloitte Entities") the Company's independent accounting firm for the last two fiscal years:

FISCAL YEAR ENDED   AUDIT FEES (1)   AUDIT-RELATED FEES (2)   TAX FEES    ALL OTHER FEES
-----------------   --------------   ----------------------   --------    --------------
      2003            $  918,501         $     282,515       $ 575,776              --
      2002               827,560               448,840         290,855      $  254,867

     (1) Includes fees for international statutory audits. Fees for the year 2002 have been restated from our prior year Information Statement to reflect $125,000 in fees paid for statutory audits that was previously reflected under Audit-Related Fees.

     (2) Audit-related fees include fees for benefit plan audits, internal control reviews and consultation on accounting standards and transactions.

         Pursuant to our Audit Committee charter, all audit and nonaudit services provided by our independent auditor are preapproved by either the full Audit Committee or by one or more designated members of the committee with any such preapproval reported to the full Audit Committee at its next regularly scheduled meeting. All of the services provided by the Deloitte Entities in fiscal 2003 were preapproved by the Audit Committee.

REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee's compensation policies for the Company's executive officers are as follows.

Base Pay

         Initially, the base salaries of executive officers were determined at the time they joined Eagle Picher. At that time, pay was determined based on their previous experience and salary and their expected contribution to the Company in their new role. Our objective is to have base pay at the median of a comparator group of companies for similar positions. In determining salary increases, we look at current pay in relation to market competitiveness and individual contribution as determined by the CEO and the Committee based upon specific quantifiable goals for the year.

Annual Incentive

         The target incentive opportunity for each position is determined by the competitive practice of our comparator companies. Our objective is to have these targets set below the median of these Companies. The funding of the annual incentive plan for this group in 2003 was based on EBITDA growth and Net Debt reduction. Actual corporate results on these measures determined the funding pool for all participants. Each individual has several key goals for the year and the actual individual payment from the pool was based on the individual's accomplishment of his specified goals.

Long Term Incentives

         The actual unit awards were based upon competitive compensation targets of our comparator companies and the CEO's and the Committee's determination of the individual's expected contribution to longer term value creation. Our objective is to provide greater than median pay for longer term value creation that exceeds the comparator group.

         The base salary of the CEO was determined at the time he was hired in 2001 and was based upon his previous experience and salary and his expected contribution in the new role. Like the other executive officers, the funding for the annual incentive plan was based on EBITDA growth and Net Debt reduction. The CEO's bonus was determined by reviewing his performance against his key goals for the year which included EBITDA growth, Net Debt reduction, meeting all debt covenants, development of strategy for the bank and bond refinancing, and driving leadership change throughout the organization. His long term awards units were based upon an agreement made at the time he was hired.

/s/ Joel P. Wyler                       /s/ Bert Iedema
-------------------------------         -------------------------------
Dr. Joel P. Wyler                       Bert Iedema  Compensation
Compensation Committee Chairman         Compensation Committee Memberer

/s/ Daniel C. Wyler                     /s/ Lloyd Cotsen
-------------------------------         -------------------------------
Daniel C. Wyler                         Lloyd Cotsen
Compensation Committee Member           Compensation Committee Memberer

                                                               December 16, 2002

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and considered the compatibility of nonaudit services with the auditors' independence.

         The Committee discussed with the Company's independent auditors the overall scope and plans for its audit. The Committee met with the Company's independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2003 for filing with the Securities and Exchange Commission. The Committee and the board have also recommended the selection of the Company's independent auditors.

/s/ Pierre J. Everaert                  /s/ Bert Iedema
-------------------------------         -------------------------------
Pierre J. Everaert                      Bert Iedema
Audit Committee Chairman                Audit Committee Member

/s/ Lloyd Cotsen
-------------------------------
Lloyd Cotsen
Audit Committee Member

                                                                  March 26, 2004